**For Immediate Release**

For more information, contact: Victor Karpiak, President and Chief Executive Officer (425) 255-4400

First Financial Northwest, Inc. Announces Appointment
of Kevin D. Padrick as Director, Resignation and Appointment of Chairman
of the Board and Resignation of Director M. Scott Gaspard

Renton, Washington – March 15, 2013 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (“Bank”), today announced that it had received all bank regulatory approvals for the appointment of Kevin D. Padrick to the Company’s and the Bank’s respective Boards of Directors.  Mr. Padrick’s appointment as a director is effective as of March 14, 2013, the date the Company received the last required approval.  Mr. Padrick will attend the Company’s Board of Directors’ meeting on Wednesday, March 20, 2013 and at that time will be appointed to serve on the Nominating and Corporate Governance Committee and the Compensation Committee of the Company’s Board of Directors.  Mr. Padrick’s appointment as a director was made pursuant to the settlement agreement (“Settlement Agreement”) entered into by the Company with Joseph Stilwell and his affiliated entities as a result of last year’s contested director election.

“We would like to take this opportunity to welcome Mr. Padrick to the Board of Directors,” said Victor Karpiak, Chairman, President and CEO.  “He has extensive business and legal experience that will be beneficial to the Board in its analysis and implementation of the Company’s business strategies.”

In connection with Mr. Padrick’s appointment to the Board and pursuant to the Settlement Agreement, Victor Karpiak will resign as Chairman of the Board of the Company’s Board of Directors at the Board of Directors’ March 20, 2013 meeting.  Mr. Karpiak’s resignation will be effective immediately; he will, however, continue to serve as a director on the Company’s Board of Directors until September 2013.  At the time of Mr. Karpiak’s resignation, it is anticipated that Dr. Gary F. Kohlwes will be appointed as Chairman of the Company’s Board of Directors.  Dr. Kohlwes has served as a member of the Company’s Board of Directors since its inception in 2007 and has served as a director of the Bank since 1977.  In addition, Dr. Kohlwes has served as Secretary of the Bank since 1982 and is a Trustee of the First Financial Northwest Foundation and serves as its Executive Director.

The Company also is announcing the resignation of Director M. Scott Gaspard from the Boards of Directors of the Company and the Bank effective March 20, 2013.  Mr. Gaspard has served as a director of the Company since January 1, 2012 and is resigning to pursue other business interests.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  Actual results could be materially different from those expressed or implied by the forward-looking statements.  Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, regulatory and accounting changes, the value of mortgage servicing rights, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in First Financial Northwest, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.